UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Global Partner Acquisition Corp II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT
OF
GLOBAL PARTNER ACQUISITION CORP II
Dated June 21, 2024

The following disclosures in this proxy supplement (the “Supplement”) supplement, and should be read in conjunction with, the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”) of Global Partner Acquisition Corp II (“GPAC II”), filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2024, which in turn should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All other information in the Definitive Proxy Statement remains unchanged. Terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

As provided in the Definitive Proxy Statement, GPAC II is seeking stockholder approval of, among other things, a business combination between GPAC II and Stardust Power Inc., a Delaware corporation (“Stardust Power”) (as further described in the Definitive Proxy Statement). On the date of the closing of the business combination (“Closing”), (i) Strike Merger Sub I, Inc., a Delaware Corporation and direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), will merge with and into Stardust Power (the “First Merger”), with Stardust Power being the surviving corporation of the First Merger and immediately following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Strike Merger Sub II, LLC (“Second Merger Sub”) (the “Second Merger” and, together with the First Merger), with Second Merger Sub being the surviving company of the Second Merger, and continuing as a direct, wholly owned subsidiary of GPAC II. The purpose of the following supplemental disclosures is, among other things (i) to provide information regarding the members of the board of directors of the combined company (“Combined Company Board”) following the Closing and (ii) to provide information regarding additional financing related to the Business Combination and update the Nasdaq Proposal with respect to securities issued in connection with such financing.

The section entitled “Management of the Combined Company Following the Business Combination” beginning on page 311 of the Definitive Proxy Statement is amended and supplemented by deleting the third paragraph beginning “The new board member nominees will be identified...” and replacing the subsection entitled “Non-Employee Directors” with the following.

Directors of the Combined Company Following the Closing

As previously announced, in connection with the merger transactions between GPAC II, First Merger Sub, Second Merger Sub, and Stardust Power, following the consummation of the First Effective Time, the Combined Company Board will consist of seven directors, which will be divided into three classes, which directors shall include: (i) Class I directors, which are expected to be Chandra R. Patel and Charlotte Nangolo; (ii) Class II directors, which are expected to be Roshan Pujari, Sudhindra Kankanwadi and Michael Cornett; and (iii) Class III directors, which are expected to be Anupam Agarwal and Mark Rankin. The Combined Company Board shall be composed of a majority of independent directors whom shall meet the standards of independence for companies subject to the rules and regulations of The Nasdaq Stock Market LLC. The independent directors are expected to be Mark Rankin, Michael Cornett, Sudhindra Kankanwadi and Charlotte Nangolo. It is anticipated that the Combined Company Board will maintain an audit committee comprised of Sudhindra Kankanwadi, Charlotte Nangolo and Mark Rankin, nominating and governance committee comprised of Michael Cornett and Sudhindra Kankanwadi and a compensation committee comprised of Mark Rankin and Charlotte Nangolo.

Anupam Agarwal (Age 43) will serve as a member of the Combined Company Board and currently serves as Senior Director of Finance and Accounts at Stardust Power Inc., where he has served since March 2023. He brings over two decades of experience in advising multinational corporations on strategic matters and assisting organizations in their growth initiatives. Prior to March 2023, Mr. Agarwal worked for VIKASA Capital Inc. as Director, Finance from 2019 to 2023. He began his career as a Project Manager at Gammon India, where he served from 2004 to 2007, executing various infrastructure and renewable projects, and later worked with EY (UAE), Edelweiss (Investment Banking) and KPMG, advising global clients and government agencies on due diligence, M&A, fundraising, and strategic and deal advisory. While at KPMG, his notable experiences include advising on project bidding for a large independent power producer company, and providing buy-side advisory for large transactions, including acquisitions by large construction companies and airport operators. At Edelweiss, he advised on sell-side projects for infrastructure transportation, and solar engineering, procurement, and construction. Later as an independent advisor, he advised on strategic growth for an educational technology company, and also served as a board advisor to an infrastructure company. Mr. Agarwal holds a Master’s in Management Studies (MMS) from Mumbai University. We believe Mr. Agarwal’s extensive experience in infrastructure and renewable projects as well as finance and accounting experience, qualify him to serve on the Combined Company Board.

Chandra R. Patel (Age 58) will serve as a member of the Combined Company Board and is the founder of Antarctica Capital and has served as the managing partner of Antarctica Capital since 2010. Antarctica Capital is an international private equity firm headquartered in New York with offices in the UK and India. Mr. Patel is responsible for Antarctica Capital’s strategic direction and core relationships and leads the firm’s key expansion initiatives. He developed the real assets business for Antarctica Capital and its SIGA®, SARO® and SEREY™ investment strategies. Mr. Patel co-founded Antarctica Capital’s private equity business and raised its first real estate fund. Mr. Patel served as the chairman of the board of directors of Endurance Acquisition Corp. from April 2021 until the completion of its business combination with SatixFy Communications Ltd. (“SatixFy”) in October 2022 for a business combination of $813 million. SatixFy is currently a publicly traded company on the New York Stock Exchange. Mr. Patel is currently also the Chief Executive Officer of Constellation Acquisition Corp I, another special purpose acquisition company, which completed its initial public offering in January 2021 and currently has its securities listed on the OTCQX Marketplace. Previously, he invested in a portfolio of companies in technology and healthcare, and he was involved in a number of cross-border transactions and policy initiatives. Mr. Patel also founded and held senior management positions at a variety of technology and information services companies and was an associate at a leading New York law firm. He sits on the boards of Weddell Re and EarthDaily Analytics Corp. Mr. Patel graduated from the University of Kansas (Bachelor of Arts), Summa Cum Laude, London School of Economics (Master of Science), and Boston College (Juris Doctor). We believe that Mr. Patel is well qualified to serve on our board due to his extensive experience in private equity transactions and as the founder and managing partner of Antarctica Capital.

Charlotte Nangolo (Age 42) will serve as a member of the Combined Company Board, and is a co-founder of Stardust Power. Ms. Nangolo is a mining engineer with a demonstrated history of working in the mining and metals industry for over 15 years, ranging from operations to consulting in business improvement, cost estimation, and financial modeling of mining projects. In addition, she has financial markets experience as a mining research analyst where she focused on financial modeling and research. She is the founder of Minerals of Africa Pty Ltd (MOAPL), a mining company with a focus on exploration activities of critical minerals in Africa. MOAPL is currently focused on lithium in Namibia with a strategy to expand into the rest of the African continent. Ms. Nangolo has been serving as a Senior Consultant (Mining Technical/Corporate) since November 2021 at CSA Global, an ERM Group company, with a focus on critical mineral projects across the globe with lithium projects being the main target in the last 2 years. Her previous experience includes roles as a Senior Consultant (Mining) at SRK Consulting from September 2020 to November 2021, Senior Mining Engineer at AMC Consultants from February 2018 to September 2020, Senior Mining Engineer at SIMEC Mining from June 2012 to April 2016, Consultant (Mining) at XSTRACT Consultants from July 2011 to June 2012, Associate Lecturer/Postgraduate Student at the University of the Witwatersrand from January 2010 to June 2011, Mining Engineer at Rio Tinto in Australia from February 2008 to December 2009, and Graduate Mining Engineer/ Short Term Planning Engineer at AngloGold Ashanti from January 2005 to January 2008. Ms. Nangolo has been an advisory board member to Pamwe Royalties & Streaming (Pty) Ltd. (“Pamwe”), since October 2021, with a focus on the medium to small-scale royalty space in the mining industry. Pamwe is Africa’s only metals royalty and streaming company focused company headquartered in Namibia. She gives back to the industry through an informal mentorship program for young mining professionals and mining students in Africa. Ms. Nangolo earned her Master of Science and Bachelor of Science degrees in mining engineering and mineral economics degrees from the University of the Witwatersrand, South Africa. We believe Ms. Nangolo’s extensive experience in lithium, mining, mining technology as well as financial consulting and research in the mining space, qualify her to serve on the Combined Company Board.

Mark Rankin (Age 46) will serve as a member of the Combined Company Board and Chair of the Compensation Committee. Mr. Rankin currently serves as a part-time Assistant Controller at RKI Energy Resources, LLC in Oklahoma City (since 2016) where he previously worked as the Assistant Controller from June 2017 to December 2021 and completed project-based work. Prior to RKI he worked at WPX Energy as an Operations Accounting Manager and at RKI Exploration & Production, LLC in roles ranging from Senior Staff Accountant to Operations Accounting Manager. Mr. Rankin’s responsibilities have included financial statement preparation, income and expense analysis, cost accrual, and managing payable/receivable systems. Additionally, he served as an Accounting Supervisor/Office Manager at I-35 Auto mall/Dealers Finance, further refining his skills in accounts receivable, payroll, and financial review. Mr. Rankin received his Bachelor of Business Administration in Accounting from Oklahoma Christian University, where he graduated with honours. We believe Mr. Rankin’s extensive experience in accounting and financial management qualifies him to serve on the Combined Company Board.

Michael (Mick) Cornett (Age 65) will serve as a member of the Combined Company Board and as Chair of the Nominating and Governance Committee. He is a distinguished American public servant and business consultant. At 65 years old, Mr. Cornett has dedicated his life to journalism, education, business, and public service. Starting his professional journey as a journalist, Mr. Cornett worked in the field from 1980 to 1999. After nearly two decades in journalism, he transitioned into academia, serving as a full-time college professor at the University of Oklahoma from 1999 to 2000. In 1999, Mr. Cornett founded Mick Cornett Inc., a business consulting firm where he serves as President. His commitment to public service is evident through his tenure as a member of the City Council of Oklahoma City from 2001 to 2004. He was then elected as the Mayor of Oklahoma City, a position he held from 2004 to 2018. During his time as mayor, Mr. Cornett played a pivotal role in the city's development and transformation, earning recognition for his leadership and vision. Since 2019, he has been a board member of IBC Bank, and in 2023, he joined the board of Rees Architecture. Mr. Cornett earned his bachelor’s degree in journalism from the University of Oklahoma in 1981 and obtained an MBA from New York University in 2011. We believe Mr. Cornett’s extensive public service and experience in business consulting, qualify him to serve on the Combined Company Board.

Roshan Pujari (Age 46) will serve as the Chief Executive Officer and the Chairman of the Combined Company Board. Mr. Pujari co-founded Stardust Power and has served as its Chief Executive Officer since the Company’s inception in March 2023, and Stardust Power LLC in December 2022. In his role as Chief Executive Officer of Stardust Power, he is responsible for developing and executing strategy, operations, key hires, and financing. Mr. Pujari is a highly seasoned chief executive officer. Mr. Pujari has over 20 years of experience in investments and transactions, and has demonstrated expertise and deep domain knowledge in new company formation and fund raising. He is highly skilled in deal making, identifying niche opportunities and leading them to successful ventures. Prior to co-founding Stardust Power, Mr. Pujari founded VIKASA Capital LLC in 2012, and then organized as VIKASA Capital Inc. in 2021, as a diversified investment firm investing into global markets and clean energy. Mr. Pujari led the firm’s clean energy practice where he developed a deep understanding of lithium. He is also a philanthropist, having founded the Pujari Foundation, a 501(c)(3) non-profit organization, to promote the interests of education, arts, and community around the globe. Mr. Pujari has served on numerous philanthropic boards including Allied Arts, Hall Center for Mind, Body, and Spirit, and served as a Governor’s appointee to the Oklahoma Arts Council. He served as trustee for the Heritage Hall School from 2017 to 2021, his alma mater. Mr. Pujari attended the University of Redlands in California, where he majored in both History and Government, and was in the honor society in both majors. Mr. Pujari also has a diploma from Heritage Hall, Oklahoma where he was awarded “Top Speaker” in the National Tournament in 1995. We believe Mr. Pujari’s extensive experience in strategic, financial and transaction advisory roles, as well as domain knowledge in clean energy, having served in leadership positions throughout his career, qualify him to serve on the Combined Company Board.

Sudhindra (“Sujit”) Kankanwadi (Age 53) will serve as a member of the Combined Company Board and Chair of the Audit Committee. Sujit has served as Senior Vice President Finance and Chief Accounting Officer at Synopsys, Inc. since 2015. In his role at Synopsis, Mr. Kankanwadi has scaled his organization by expanding the shared services team, implementing new financial technology platforms, and leading the digital finance strategy and implementation for the organization. He was also a member of the AICPA task force for the software industry, contributing to the development of implementation guides for new revenue rules. Earlier in his career, Mr. Kankanwadi worked with KPMG, serving various large multinational companies in the US and India. He led audit and advisory teams for IPO listings and spent time at the Global Center developing worldwide audit methodologies. Mr. Kankanwadi holds a Bachelor of Commerce from Karnataka University and is a Fellow Chartered Accountant, accredited by the Institute of Chartered Accountants of India. He is also a Certified Public Accountant (CPA) with an active license from the California Board of Accountancy. He also serves as a lecturer teaching advanced accounting at the University of California, Santa Cruz. We believe Mr. Kankanwadi’s extensive financial background and advisory experience qualify him to serve on the Combined Company Board.

The Definitive Proxy Statement is amended on pages 332 and 333 by replacing the beneficial ownership table with the following.

Name of Beneficial Owner				After the Business Combination
	Before the Business Combination			Assuming No Redemption		Assuming Maximum Redemption
	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares(2)	% of Ordinary Shares	Shares of Combined Company Common Stock	% of Class	Shares of Combined Company Common Stock	% of Class
Five Percent Holders
Global Partner Sponsor II LLC(3)	7,400,000	100,000	80.69%	3,000,000	5.89%	3,000,000	6.11%
Roshan Pujari(5)(7)	—	—	—	29,555,427	58.07%	29,555,427	60.19%
Pablo Cortegoso	—	—	—	4,637,237	9.11%	4,637,237	9.44%
Directors and Executive Officers of GPAC II
Chandra R. Patel(1)(3)	—	—	—	—	—	—
Jarett Goldman(1)(3)	—	—	—	—	—	—
Graeme Shaw(1)(4)	—	—	—	—	—	—
Richard C. Davis(1)(3)	—	—	—	—	—	—
Gary DiCamillo(1)(4)	—	—	—	—	—	—
Claudia Hollingsworth(1)(4)	—	—	—	—	—	—
William Kerr(1)(4)	—	—	—	—	—	—
All GPAC II Directors and Executive Officers as a Group (7 persons)	—	—	—	—	—	—
Directors & Executive Officers of the Combined Company After Closing
Roshan Pujari(5)	—	—	—	29,555,427	58.07%	29,555,427	60.19%
Udaychandra Devasper(6)	—	—	—	997,006	1.96%	997,005	2.03%
Pablo Cortegoso	—	—	—	4,637,237	9.11%	4,637,237	9.44%
Mark Rankin(7)	—	—	—	816,154	1.60%	816,154	1.66%
Anupam Agarwal	—	—	—	695,585	1.37%	695,585	1.42%
John Riesenberg	—	—	—	463,724	0.91%	463,724	0.94%
Charlotte Nangolo	—	—	—	463,724	0.91%	463,724	0.94%
Chandra R. Patel(1)(3)	—	—	—	—	—	—
Michael Cornett Sr.	—	—	—	—	—	—
Sudhindra Kankanwadi	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company as a Group (10 persons)

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise noted, the business address of each of GPAC II’s shareholders is 200 Park Avenue 32nd Floor, New York, NY 10166.
(2)	Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof.
(3)	Chandra R. Patel, Richard C. Davis and Jarett Goldman are the three managers of the Sponsor, Global Partner Sponsor II LLC. Each manager has one vote, and the approval of a majority is required to approve an action of Global Partner Sponsor II LLC. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regards to Global Partner Sponsor II LLC. Based upon the foregoing analysis, no individual manager of Global Partner Sponsor II LLC exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such securities.

(4)	Does not include any shares indirectly owned by the relevant individual as a result of that individual’s membership interest in our sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.
(5)	Roshan Pujari beneficially owns 4,688,246 shares held by Energy Transition Investors LLC, 10,955,471 shares held by 7636 Holdings LLC, 1,854,895 shares held by VIKASA Clean Energy I LP, and 463,724 shares held by Maggie Clayton.
(6)	Udaychandra Devasper is entitled to 215,000 shares (or 997,005 shares post combination) under the Stardust 2023 Plan. These shares are included in the 44,750,000 rollover shares of Stardust Power.
(7)	This figure reflects Mark Rankin’s ownership of Combined Company shares through being a shareholder of VKK Holdings LLC.

The section “Proposal No. 5 – The Nasdaq Proposal” beginning on page 187 of the Definitive Proxy Statement is amended and restated in its entirety as follows.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC II is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of 5635(a) and (b) of the Nasdaq Listing Rules, the issuance of shares of Combined Company Common Stock as described in this Nasdaq Proposal.

Reasons for the Approval of the Nasdaq Proposal

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

In connection with the Business Combination, on June 20, 2024, GPAC II entered into subscription agreements (each a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with a large institutional investor and two other investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase in a private placement, 1,077,541 shares of GPAC II common stock at a price of $9.35 per share, for an aggregate commitment amount of $10,075,000 (the “PIPE Investment”). The PIPE Subscription Agreements provide, among other things, that the PIPE Investment is conditioned upon the consummation of the transactions contemplated by the Business Combination Agreement. Prior to the Closing, GPAC II may enter into up to $25 million of additional financing on materially similar terms and at the same price as the PIPE Subscription Agreement (the “Additional PIPE Investment”).

Upon the consummation of the Business Combination and the Domestication, GPAC II expects to issue up to an estimated 45,827,541 shares of Combined Company Common Stock, excluding any shares of GPAC II issued pursuant to the Additional PIPE Investment, if any. See the section entitled “Proposal 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.” Because the number of shares of Combined Company Common Stock that GPAC II anticipates issuing as consideration in the Business Combination (including with respect to the PIPE Investment and the Additional PIPE Investment, if any) (1) will constitute more than 20% of the outstanding Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of GPAC II, GPAC II is required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

GPAC II intends to present the Nasdaq Proposal, as amended and described in this Supplement, to its shareholders for their approval at the Special Meeting, and all references to the Nasdaq Proposal contained in the Definitive Proxy Statement and proxy card pertaining to the Special Meeting shall be deemed to refer to the Nasdaq Proposal, as so amended.

In light of the revisions described above to the Nasdaq Proposal, if you have previously voted with respect to Proposal No. 5 and you wish to revoke your proxy or change your vote, you should revoke your proxy or submit a new proxy containing your vote on that proposal, as revised, in accordance with the instructions set forth in the Definitive Proxy Statement. Submitted proxies not revoked or re-voted will be counted as previously indicated with respect to Proposal No. 5.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal and the Charter Proposal at the Shareholder Meeting.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Nasdaq Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Nasdaq Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Nasdaq Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of 5635 of the Nasdaq Listing Rules, the issuance of shares of Combined Company Common Stock in connection with the Business Combination (including with respect to the PIPE Investment and the Additional PIPE Investment, if any) be approved.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

***